Exhibit 10.2

SECURED PROMISSORY NOTE

Amount: $7,799,000	Date: March 31, 2006

FOR VALUE RECEIVED, BIOVEST INTERNATIONAL, INC., a Delaware corporation (the “Company”), promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered assigns or successors in interest, the sum of Seven Million Seven Hundred Ninety-Nine Thousand Dollars ($7,799,000), together with any accrued and unpaid interest hereon, on March 31, 2009 (the “Maturity Date”) if not sooner paid. The original principal amount of this Secured Promissory Note (this “Note”) subject to amortizing payments pursuant to Section 1.2 hereof is hereinafter referred to as the “Amortizing Principal Amount” and the remaining original principal amount of this Note is hereinafter referred to as the “Non-Amortizing Principal Amount.” The Amortizing Principal Amount and the Non-Amortizing Principal Amount are collectively referred to herein as the “Principal Amount”.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Note and Warrant Purchase Agreement dated as of the date hereof by and between the Company and the Holder (as amended, modified and/or supplemented from time to time, the “Purchase Agreement”).

The Principal Amount of this Note that is contained in the Restricted Account (as defined in the Restricted Account Agreement referred to in the Purchase Agreement) on the date of the issuance of this Note is $7,500,000.

The following terms shall apply to this Note:

ARTICLE I

CONTRACT RATE AND AMORTIZATION

1.1 Contract Rate. Subject to Sections 3.2 and 4.10, interest payable on the outstanding Principal Amount of this Note shall accrue at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus two percent (2.0%) (collectively with the Prime Rate hereinafter, the “Contract Rate”); provided, however, that interest payable on the outstanding Principal Amount of this Note that is contained in the Restricted Account shall accrue at the Prime Rate (the “Restricted Account Interest Rate”). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. Except for the outstanding Principal Amount of this Note that is contained in the Restricted Account and to which the Restricted Account Interest Rate shall apply, the Contract Rate shall not at any time be less than an aggregate amount equivalent to nine percent (9.0%). Interest shall be calculated on the basis of a 360 day year. Interest on the Amortizing Principal Amount shall be payable monthly, in arrears, commencing on May 1, 2006, on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise. Accrued interest on the Non-Amortizing Principal Amount shall be payable only on the Maturity Date or, in the event of the prepayment of all or any portion of the Non-Amortizing Principal Amount, accrued interest on the amount so redeemed shall be paid on the date of prepayment or conversion, as the case may be.

1.2 Contract Rate Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Maturity Date.

1.3 Principal Amount Disbursement.

(a) On the date of issuance of this Note, the Holder shall make an initial loan disbursement to the Company in the amount of Two Hundred Nine-Nine Thousand Dollars ($299,000) (the “Initial Disbursement”).

(b) Following the Initial Disbursement, the Holder may, in its sole discretion, make additional loan disbursements hereunder as part of this Note in the amounts set forth in one or more loan notices in the form attached hereto as Exhibit A (each, a “Loan Notice”) (which shall have been completed, as appropriate, executed by a duly authorized officer of the Company and, upon delivery thereof to the Holder, shall be deemed to be irrevocable and binding on the Company), within three (3) Business Days after receipt of a Loan Notice or no later than the proposed Borrowing Date (as defined in Exhibit A) set forth in such Loan Notice.

1.4 Principal Payments. Amortizing payments of the aggregate Principal Amount outstanding under this Note at any time and not contained in the Restricted Account (as defined in the Restricted Account Agreement) shall be made by the Company on July 1, 2006 and on the first business day of each succeeding month thereafter through and including the Maturity Date (each, an “Amortization Date”). Commencing on the first Amortization Date, the Company shall make monthly payments to the Holder on each Amortization Date, each such payment in the amount of $9060.61 (the “Monthly Principal Amount”), together with any accrued and unpaid interest on such portion of the Amortizing Principal Amount plus any and all other unpaid amounts which are then owing under this Note, the Purchase Agreement and/or any other Related Agreement (collectively, the “Monthly Amount”); provided that, following a release of an amount of funds from the Restricted Account (as defined in the Restricted Account Agreement) for the purposes set forth in the Restricted Account Side Letter (each, a “Release Amount”), each Monthly Principal Amount due on each Amortization Date following the 90th day following any such release shall be increased by an amount equal to (x) such Release Amount divided by (y) the sum of (I) the number of Amortization Dates remaining until the Maturity Date plus (II) one (1). Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date.

ARTICLE II

PREPAYMENT

2.1 Optional Prepayment of Amortizing Principal Amount. The Company may prepay outstanding Amortizing Principal Amount, in whole or in part, (the “Optional Amortizing Prepayment”) by paying to the Holder a sum of money equal to the Amortizing Principal Amount to be prepaid together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any other Related Agreement (the “Amortizing Prepayment Amount”) outstanding on the Amortizing Prepayment Payment Date (as defined below). The Company shall deliver to the Holder a written notice of prepayment (the “Notice of Amortizing Prepayment”) specifying the date for such Optional Amortizing Prepayment (the “Amortizing Prepayment Payment Date”), which date shall be no more than seven (7) business days after the date of the Notice of Amortizing Prepayment (the “Prepayment Period”). On the Amortizing Prepayment Payment Date, the Amortizing Redemption Amount must be paid in immediately available funds to the Holder. In the event the Company fails to pay the Amortizing Redemption Amount on the Amortizing Prepayment Payment Date as set forth herein, then such Notice of Amortizing Prepayment will be null and void.

2.2 Optional Prepayment of Non-Amortizing Principal Amount. The Company will have the option of repaying the outstanding Non-Amortizing Principal Amount (“Optional Non-Amortizing Prepayment”), in whole or in part, by paying the Holder a sum of money equal to the Non-Amortizing Principal Amount to be prepaid, together with accrued but unpaid interest thereon (the “Non-Amortizing Prepayment Amount”) on the Non-Amortizing Prepayment Date (as defined below). The Company shall deliver to the Holder a written notice of prepayment (the “Notice of Non-Amortizing Prepayment”) specifying the date for such Optional Non-Amortizing prepayment (the “Non-Amortizing Prepayment Date”), which date shall be not less than seven (7) business days after the date of the Notice of Non-Amortizing Prepayment (the “Non-Amortizing Prepayment Period”). On the Non-Amortizing Prepayment Date, the Non-Amortizing Prepayment Amount shall be paid (i) in good funds to the Holder, (ii) by furnishing the Holder written direction to notify the bank holding the Restricted Account to release from the Restricted Account and deliver to the Holder a sum of money equal to the Non-Amortizing Prepayment Amount, or (iii) if the amount on deposit in the Restricted Account is less than the Non-Amortizing Prepayment Amount, by furnishing the Holder written direction to notify the bank holding the Restricted Account to release all amounts on deposit in the Restricted Account to the Holder and delivering to the Holder good funds in an amount equal to the balance of the Non-Amortizing Prepayment Amount.

ARTICLE III

EVENTS OF DEFAULT

3.1 Events of Default. The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Pay. The Company fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Company fails to pay any of the other Obligations (under and as defined in the Master Security Agreement) when due, and, in any such case, such failure shall continue unremedied for a period of five (5) days following the date upon which any such payment was due.

(b) Breach of Covenant. The Company or any of its Subsidiaries breaches any covenant or any other term or condition of this Note in any material respect and such breach, if subject to cure, continues unremedied for a period of thirty (30) days after the occurrence thereof.

(c) Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by the Company or any of its Subsidiaries in this Note, the Purchase Agreement or any other Related Agreement shall at any time be false or misleading in any material respect on the date as of which made or deemed made.

(d) Default Under Other Agreements. The occurrence of any default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness for borrowed money or contingent obligation of the Company or any of its Subsidiaries (including, without limitation, the indebtedness evidenced by the Subordinated Debt Documentation), beyond the period of grace (if any), the effect of which default is to cause, or permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such contingent obligation to cause, such indebtedness to become due prior to its stated maturity or such contingent obligation to become payable; provided that, an Event of Default shall not arise under this Section 3.1(d) to the extent that the amount of such indebtedness or contingent obligation under which a default has occurred, (x) is not in excees of $100,000 in any single instance and (y) when added to all other indebtedness or contingent obligations under which a default (or similar term) has occurred, is not in excess of $250,000 in the aggregate;

(e) Material Adverse Effect. Any change or the occurrence of any event which could reasonably be expected to have a Material Adverse Effect.

(f) Bankruptcy. The Company or any of its Subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(g) Judgments. Attachments or levies in excess of $100,000 in the aggregate are made upon the Company or any of its Subsidiary’s assets or a judgment is rendered against the Company’s property involving a liability of more than $100,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;

(h) Insolvency. The Company or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(i) Change of Control. A Change of Control (as defined below) shall occur with respect to the Company, unless Holder shall have expressly consented to such Change of Control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Holder, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more on a fully diluted basis of the then outstanding voting equity interest in the Company, (ii) the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment), (iii) the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity or (iv) Dr. Francis O’Donnell shall cease to be a voting member of the Board of Directors of the Company; provided, however, that with respect to sub-section (ii) above, a reduction in the Board of Directors of the Company of designees of the Parent shall not constitute a Change of Control, and provided, further, that with respect to sub-sections (i) and (iii) above, a reduction in the Parent’s ownership in the Company as a result of any dilution of its equity interest in the Company or sale, distribution or other transfer of all or part of its equity interest in the Company shall not constitute a Change of Control.

(j) Indictment; Proceedings. The indictment or threatened indictment of the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any material portion of the property of the Company or any of its Subsidiaries;

(k) The Purchase Agreement and Related Agreements. (i) An Event of Default shall occur under and as defined in the Purchase Agreement or any other Related Agreement, (ii) the Company or any of its Subsidiaries shall breach any term or provision of the Purchase Agreement or any other Related Agreement in any material respect and such breach, if capable of cure, continues unremedied for a period of fifteen (15) days after the occurrence thereof, (iii) the Company or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under, the Purchase Agreement or any Related Agreement, (iv) any proceeding shall be brought to challenge the validity, binding effect of the Purchase Agreement or any Related Agreement or (v) the Purchase Agreement or any Related Agreement ceases to be a valid, binding and enforceable obligation of the Company or any of its Subsidiaries (to the extent such persons or entities are a party thereto);

(l) Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Company shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice; or

(m) Failure to Deliver Common Stock or Replacement Note. The Company’s failure to deliver Common Stock to the Holder pursuant to and in the form required by this Note and the Purchase Agreement and, if such failure to deliver Common Stock shall not be cured within two (2) business days or the Company is required to issue a replacement Note to the Holder and the Company shall fail to deliver such replacement Note within seven (7) business days.

3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Company shall pay additional interest on this Note in an amount equal to two percent (2%) per month, and all outstanding obligations under this Note, the Purchase Agreement and each other Related Agreement, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

3.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement and/or may elect, in addition to all rights and remedies of the Holder under the Purchase Agreement and the other Related Agreements and all obligations and liabilities of the Company under the Purchase Agreement and the other Related Agreements, to require the Company to make a Default Payment (“Default Payment”). The Default Payment shall be 130% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Note, the Purchase Agreement, and/or the other Related Agreements, then to accrued and unpaid interest due on this Note and then to the outstanding principal balance of this Note. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 3.3.

ARTICLE IV

MISCELLANEOUS

4.1 Issuance of New Note. Upon any partial prepayment of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article III of this Note, the Company shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

4.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

4.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Company pursuant to the Purchase Agreement.

4.5 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.6 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void,

4.7 Cost of Collection. In case of any Event of Default under this Note, the Company shall pay the Holder reasonable costs of collection, including reasonable attorneys’ fees.

4.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) THE PARTIES HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED,

THAT THE PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

4.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

4.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

4.11 Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Company and its Subsidiaries (if any) as more fully described in the Master Security Agreement dated as of the date hereof and (ii) in the equity interests of the Companies’ Subsidiaries pursuant to the Stock Pledge Agreement dated as of the date hereof. The obligations of the Company under this Note are guaranteed by the Parent and the Company’s Subsidiaries pursuant to the Guaranty dated as of the date hereof.

4.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

4.13 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Secured Promissory Note to be signed in its name effective as of the date first written above.

BIOVEST INTERNATIONAL, INC.

By:
Name:
Title:

WITNESS:

EXHIBIT A

LOAN NOTICE

To: LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Holder”) under that certain Secured Promissory Note dated as of March 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, (the “Note”) between Holder and BIOVEST INTERNATIONAL, INC., a Delaware corporation (the “Company”).

Pursuant to Section 1.3(b) of the Note, this Loan Notice represents the request of the Company, made on its behalf by                     , to borrow on                     ,          (the “Borrowing Date”) from the Holder $            .

The proceeds requested under this Loan Notice shall be used in conformity with the Note.

The undersigned hereby certifies to you as follows:

1.	No Default under the Note has occurred and is continuing on the date hereof or will be in existence on the Borrowing Date (before or after giving effect to the proposed disbursement under the Note); and

2.	The representations and warranties made by the Company in the Purchase Agreement are true in all respects (or, as to such representations and warranties which are not subject to a materiality qualification, in all material respects) on and as of such Borrowing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned to such terms in the Note.

Date: ,	BIOVEST INTERNATIONAL, INC.

By:
Name:
Title:

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